Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Time Warner Inc. on Form S-8 (Nos. 333-53564, 333-53568, 333-53572, 333-53574, 333-53576, 333-53578, 333-53580, 333-65350, 333-65692, 333-84858, 333-102787, 333-104134, 333-104135, 333-105384, 333-116118, 333-123276, 333-123278, 333-132070, 333-137292 and 333-137291) of our report dated September 28, 2006, relating to the Special-Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a discussion of the basis of presentation of the combined financial statements) appearing in this Current Report on Form 8-K/A (Amendment No. 1) of Time Warner Inc.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
October 12, 2006